SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

MYKROLIS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	04-3536767
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

129 Concord Road, Billerica, MA	01821
(Address of Principal Executive Offices)	(Zip Code)

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒	If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:	333-57182
(If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class is to be Registered	Name of Each Exchange on Which Each Class is to be Registered
Common Stock Purchase Rights	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

Exhibit Index appears on page 2.

This Form 8-A/A is filed to supplement and amend the information set forth in the Form 8-A filed by Mykrolis Corporation, a Delaware corporation (the “Company”), on January 4, 2002. All capitalized terms not defined herein will have the meanings ascribed to such terms in the Common Stock Rights Agreement (the “Rights Agreement”), dated November 29, 2001, between the Company and EquiServe Trust Company, N.A. (the “Rights Agent”), as amended on March 21, 2005.

Item 1.	Description of Registrant’s Securities to be Registered.

On March 20, 2005, the Board of Directors of the Company voted to adopt an amendment to the Rights Agreement, which renders the rights inapplicable to the transactions contemplated by the Agreement and Plan of Merger, dated as of March 21, 2005, by and among the Company, Entegris, Inc., a Minnesota corporation, and Eagle DE, Inc., a Delaware corporation and a wholly-owned subsidiary of Entegris, Inc.

Item 2.	Exhibits.

Number	Description

1	Common Stock Rights Agreement (the “Rights Agreement”), dated November 29, 2001, between the Company and EquiServe Trust Company, N.A., as rights agent (incorporated herein by reference to Exhibit 99.1 to Current Report on Form 8-K of the Company dated December 10, 2001 (File No. 011-16611)).

2	Form of Common Stock Purchase Rights Certificate (attached as Annex I to the Rights Agreement) (incorporated herein by reference to Exhibit 99.2 to Current Report on Form 8-K of the Company dated December 10, 2001 (File No. 011-16611)). Pursuant to the Rights Agreement, printed Common Stock Purchase Rights Certificates will not be mailed until the Distribution Date (as defined in the Rights Agreement).

3	Summary of Common Stock Purchase Rights (attached as Annex II to the Rights Agreement) (incorporated herein by reference to Exhibit 99.3 to Current Report on Form 8-K of the Company dated December 10, 2001 (File No. 011-16611)).

4	Amendment No. 1 to the Common Stock Rights Agreement, dated as of March 21, 2005, between the Company and EquiServe Trust Company, N.A., as rights agent.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

MYKROLIS CORPORATION

By:	/s/ PETER W. WALCOTT
Name:	Peter W. Walcott
Title:	Vice President and General Counsel

Dated: March 21, 2005